Exhibit 99.2

BARK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Barkbox, Inc. (for purposes of this section, “BARK,” “we,” “us” and “our”) should be read together with BARK’s audited consolidated financial statements as of and for the fiscal years ended March 31, 2021, 2020 and 2019, in each case together with the related notes thereto, included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Certain monetary amounts, percentages, and other figures included in this section have been subject to rounding adjustments.

Overview

BARK is a company of dog obsessed people dedicated to making dogs happy. BARK is a vertically integrated, data driven, omnichannel brand serving dogs across the four key categories of Play, Food, Health and Home. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, delicious and satisfying treats, food, and wellness supplements, and best in class offerings that foster the health and happiness of dogs. Founded in 2012, BARK serves dogs nationwide with monthly subscription offerings, BarkBox and Super Chewer; a personalized meal delivery service for dogs, BARK Eats; custom collections through online marketplaces and via brick and mortar retail partners, including Target and Amazon; wellness products that meet dogs’ needs with BARK Bright through monthly subscriptions; BARK’S add to box platform; and individually on its website BarkShop.com.

Factors Affecting Our Future Performance

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Acquisition of new subscriptions

Our ability to attract new subscriptions is a key factor for our future growth. To date we have successfully acquired new subscriptions through marketing and the development of our brands. As a result, revenue has increased each year since our launch. If we are unable to acquire sufficient new subscriptions in the future, our revenue might decline. New subscriptions could be negatively impacted if our marketing efforts are less effective in the future. Increases in advertising rates could also negatively impact our ability to acquire new subscriptions cost effectively. Consumer tastes, preferences, and sentiment for our brands may also change and result in decreased demand for our products and services.

Retention of existing subscribers

Our ability to retain subscribers is a key factor in our ability to generate revenue growth. Most of our current subscribers purchase products through subscription-based plans, where subscribers are billed and sent products on a recurring basis. The recurring nature of this revenue provides us with a certain amount of predictability for future revenue. If customer behavior changes, and customer retention decreases in the future, then future revenue will be negatively impacted.

Investments in growth

We expect to continue to focus on long-term growth through investments in product offerings and the dog and dog parent experience. We are working to enhance our offerings and expand the breadth of the products and offerings, including BARK Eats and BARK Bright. We expect to make significant investments in marketing to acquire new subscribers and customers. Additionally, we intend to continue to invest in our fulfillment and operating capabilities. In the short term, we expect these investments to increase our operating expenses; however, in the long term, we anticipate that these investments will positively impact our results of operations.

Expansion of new offerings

We expect to continue to invest in the expansion of our new offerings, including BARK Eats, BARK Bright and potential new offerings. By expanding our product lines we seek to attract new customers as well as increase sales to our existing customers. Continuing expansion into new categories, such as BARK Eats and BARK Bright will require financial investments in additional headcount, marketing and customer acquisition expenses, and additional operational capabilities and may require the purchase of new inventory. If we are unable to generate sufficient demand for these new offerings, we may not recover the financial investments we make into new categories and revenue may not increase in the future.

Impact of COVID-19

The global COVID-19 pandemic has impacted and will continue to impact our operating results, financial condition and cash flows.

We have implemented a number of measures to protect the health and safety of our workforce. These measures include substantial modifications to employee travel, employee work locations, and virtualization or cancellation of meetings, among other modifications. Currently, the vast majority of our employees are working remotely. For the employees who work in our offices, we are following the guidance from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and wearing of masks.

BARK has experienced an increase in the rate of BarkBox and Super Chewer subscriptions that we believe is partially attributable to an increase in dog ownership arising from more subscribers working remotely during the COVID-19 pandemic. This rate of growth may not be sustainable or indicative of our future rate of growth.

BARK has experienced an increase in Retail revenue across many existing and new major retail customers, while at the same time, experiencing challenges with select partners due to restrictions in mobility.

BARK experienced minor manufacturing and inbound freight disruptions during the fiscal year ended March 31, 2021 due to the COVID-19 pandemic. Additionally, during the third and fourth quarters of fiscal year 2021 BARK experienced increases in inbound freight costs due to the challenges in the current import market, as transpacific ships and trade lanes continue to be overburdened with volume and experience a significant shortage of equipment and capacity.

During the fiscal year ended March 31, 2021, BARK saw an increase in outbound fulfillment and shipping related fees. This increase was due to price increases from carriers due to increased demand, as well as BARK opting for premium shipping with carriers to help ensure timely delivery and customer satisfaction.

The extent to which the COVID-19 pandemic will continue to impact our business will depend on future developments related to the geographic spread of the disease, the duration and severity of the outbreak, travel restrictions, required social distancing, governmental mandates, business closures or governmental or business disruptions, and the effectiveness of actions taken in the United States and other countries to prevent, contain and treat the virus and any additional government stimulus programs. These impacts are highly uncertain and cannot be predicted with certainty.

Key Performance Indicators

We measure our business using both financial and operating data and use the following metrics and measures (among others) to assess the near-term and long-term performance of our overall business, including identifying trends, formulating financial projections, making strategic decisions, assessing operational efficiencies, and monitoring our business.

We present the following key performance indicators to assist investors in understanding our operating results on an on-going basis: (i) Subscription Shipments; (ii) Average Monthly Subscription Shipment Churn; (iii) Active Subscriptions; (iv) New Subscriptions; and (v) Customer Acquisition Cost. These key performance indicators may also assist investors in making comparisons of the Company’s operating results with those of other companies.

Subscription Shipments

We define Subscription Shipments as the total number of subscription product shipments shipped in a given period. Subscription Shipments does not include gift subscriptions or one-time subscription shipments.

The table below sets forth our Subscription Shipments for the fiscal years ended March 31, 2021 and 2020 (in thousands, except percentages):

	Year ended March 31,
	2021	2020	Change
Subscription Shipments	11,618	7,618	4,000	52.5%

We believe the rapid increase in Subscription Shipments was the result of our continued investment in driving our subscription growth through product expansion and consumer marketing. Our growth was also the result of continued investment and in creating timely and relevant toys and leveraging strategic license partnerships to drive increased customer satisfaction. The increase in Subscription Shipments for the 12 months ended March 31, 2021, was also partially driven by the increase in dog ownership arising from more customers working remotely during the COVID-19 pandemic.

Average Monthly Subscription Shipment Churn

Average Monthly Subscription Shipment Churn is calculated as the average number of subscription shipments that have been cancelled in the last three months, divided by the average monthly active subscription shipments in the last three months. The number of cancellations used to calculate Average Monthly Subscription Shipment Churn is net of the number of subscriptions reactivated during the last three months.

The table below sets forth our Average Monthly Subscription Shipment Churn for the quarters ended:

	Quarter ended
	Q1 2021	Q2 2021	Q3 2021	Q4 2021
	June 30,	September 30,	December 31,	March 31,
	2020	2020	2020	2021
Average Monthly Subscription Churn	6.3%	5.4%	6.6%	5.4%

Average Monthly Subscription Shipments Churn fluctuates for a variety of reasons including macroeconomic conditions, seasonality, timing of discount promotions and demand surges related to popular products and timely and relevant themes. For the quarter ended March 31, 2021, we had a decrease in Average Monthly Subscription Shipments Churn due to timing of subscription renewals, as well as seasonality. We do not expect Average Monthly Subscription Churn to remain at this reduced level.

Active Subscriptions

Our ability to expand the number of Active Subscriptions is an indicator of our market penetration and growth. We define Active Subscriptions as the total number of unique product subscriptions with at least one shipment during the last 12 months. Active Subscriptions does not include gift subscriptions or one-time subscription purchases.

The table below sets forth our Active Subscriptions as of fiscal years ended March 31, 2021 and 2020 (in thousands, except percentages):

	As of March 31,
	2021	2020	Change
Active Subscriptions	1,825	1,207	618	51.2%

Consistent with the increase in Subscription Shipments, we believe the rapid increase in Active Subscriptions was the result of our continued investment in product expansion, consumer marketing, and creating timely and relevant toys. The increase in Active Subscriptions for the 12 months ended March 31, 2021, was also partially driven by the increase in dog ownership arising from more customers working remotely during the COVID-19 pandemic.

New Subscriptions

We define New Subscriptions as the number of unique subscriptions with their first shipment occurring in a period.

The table below sets forth our New Subscriptions for the fiscal years ended March 31, 2021 and 2020 (in thousands, except percentages):

	Year Ended March 31,
	2021	2020	Change
New Subscriptions	1,200	628	572	91.1%

We believe the increase in New Subscriptions was the result of our continued investment in product expansion and consumer marketing. Our growth was also the result of continued investment in creating timely and relevant toys, including leveraging strategic license partnerships, to drive increased customer satisfaction. We believe the increase in New Subscriptions for the fiscal year ended March 31, 2021 was also partially driven by the increase in dog ownership during the COVID-19 pandemic.

Customer Acquisition Cost

Customer Acquisition Cost (“CAC”) is a measure of the cost to acquire New Subscriptions in our Direct to Consumer business segment. This unit economic metric indicates how effective we are at acquiring each New Subscription. CAC is a monthly measure defined as media spend in our Direct to Consumer business segment in the period indicated, divided by total New Subscriptions in such period. Direct to Consumer media spend is primarily comprised of internet and social media advertising fees.

The table below sets forth our CAC for the fiscal years ended March 31, 2021 and 2020:

	Year Ended March 31,		Change
	2021	2020	$	%
CAC	$47.51	$55.40	$(7.89)	(14.2)%

The significant decrease in CAC for the fiscal year ended March 31, 2021 versus the fiscal year ended March 31, 2020 was primarily due to reduction in the cost of media advertising as a result of the COVID-19 outbreak. We do not expect CAC to remain at these reduced levels.

Components of Our Results of Operations

We operate in two reportable segments: Direct to Consumer and Commerce, to reflect the way our chief operating decision maker (“CODM”) reviews and assesses the performance of the business.

Revenue

Direct to Consumer

Direct to Consumer revenue consists of product sales through our monthly subscription boxes, as well as sales through our website, BarkShop.com (“BarkShop”):

Toys and Treats Subscriptions—Our principal revenue generating products consist of a tailored assortment of premium and highly durable toys and treats sold through our BarkBox and Super Chewer monthly subscriptions. BarkBox and Super Chewer subscription rates vary based on the type of subscription plan selected by the customer, with Super Chewer’s price point being slightly higher based on additional costs of the more durable product, but resulting in similar gross margins. Subscription plans are offered as monthly, six month or annual commitments. Subscription revenue is recognized at a point in time as control is transferred to the subscriber upon delivery of each monthly box.

On a monthly basis, toys and treats subscription customers have the option to purchase additional toys, treats, or essential products to add to their respective subscription boxes, through our add to box (“ATB”) offering. ATB revenue is recognized at a point in time as control is transferred to the customer upon delivery of goods to the subscriber.

BARK Bright—BARK Bright revenue consists of sales of our health and wellness solutions, with our initial product being a dental solution, sold primarily through monthly subscriptions. Subscription revenue is recognized at a point in time as control is transferred to the subscriber upon delivery of each monthly box. Revenue for BARK Bright sales to retailers and through marketplaces is recognized at a point in time upon delivery of goods.

BARK Eats—BARK Eats revenue consists of sales of personalized and nutritious meals for dogs sold at a meal per day price. Revenue is recognized at a point in time, as control is transferred to the customer upon delivery of goods.

BarkShop—BarkShop revenue consists of sales of individual toys and treats through our website, BarkShop. Revenue relating to the sale of goods on Barkshop is recognized at a point in time as control is transferred to the customer upon delivery of goods.

Commerce

We also generate revenue from product sales to retailers and through marketplaces. See below for additional information on each offering.

Retail—Retail revenue consists of sales of individual BARK toys, treats, and BARK Bright health and wellness solutions, mainly through major retailers. Revenue is recognized upon delivery to retailer.

Online Marketplaces—Online marketplaces revenue consists of sales of BARK Bright health and wellness solutions and BARK Home products sold through major marketplaces. BARK Home consists of an assortment of proprietary essential products for daily life, including dog beds, bowls, collars, harnesses and leashes. Online marketplaces revenue is recognized upon delivery of goods to the end customer.

BARK Bright—Revenue for BARK Bright sales to retailers and through marketplaces is recognized upon delivery of goods to the customer.

Cost of Revenue

Cost of revenue primarily consists of the purchase price of inventory sold, inbound freight costs associated with inventory, shipping supply costs, and inventory shrinkage costs.

Operating Expenses

Operating expenses consist of general and administrative and advertising and marketing expenses.

General and Administrative

General and administrative expenses consists primarily of compensation and benefits costs, including stock-based compensation expense, office expense, including rent, insurance, professional service fees, and other general overhead costs including depreciation and amortization of fixed and intangible assets, account management support teams, and commissions. General and administrative expenses also includes fees charged by third parties that provide payment processing services, fulfillment costs, which represent costs incurred in operating and staffing fulfillment and customer service centers, including costs attributable to receiving, inspecting, picking, packaging and preparing customer orders for shipment, outbound freight costs associated with shipping orders to customers, and responding to inquiries from customers.

We expect to incur additional general and administrative expenses as a result of becoming a public company, including expenses related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations expenses, and professional services. As a result, we expect that our general and administrative expenses will increase in absolute dollars in future periods and vary from period to period as a percentage of revenue.

Advertising and Marketing

Advertising and marketing expense consists primarily of internet advertising, promotional items, agency fees, other marketing costs and compensation and benefits expenses, including stock-based compensation expense, for employees engaged in advertising and marketing.

Interest Expense

Interest expense primarily consists of interest incurred under our line of credit, term loan and convertible promissory notes agreements, and amortization of debt issuance costs.

Other Income (Expense), Net

Other income (expense), net, primarily consists of changes in the fair value of our derivative liabilities and preferred share warrants, as well as rental income from subleases.

Results of Operations

We operate in two reportable segments to reflect the way our chief operating decision maker (“CODM”) reviews and assesses the performance of the business. See Note 2, “Summary of Significant Accounting Policies,” in our consolidated financial statements for the fiscal years ended March 31, 2021, 2020 and 2019 included elsewhere in this current report on Form 8-K.

	Fiscal Year Ended March 31,
	2021	2020	2019	2021 vs 2020	2020 vs 2019
	(in thousands)		(in thousands)
Consolidated Statement of Operation Data:
Revenue
Direct to Consumer	$333,970	$204,151	$177,750	63.6%	14.9%
Commerce	44,634	20,184	13,691	121.1%	47.4%

Total revenue	378,604	224,335	191,441	68.8%	17.2%

Cost of revenue
Direct to Consumer	128,044	79,191	75,085	61.7%	5.5%
Commerce	24,620	9,730	9,241	153.0%	5.3%

Total cost of revenue	152,664	88,921	84,326	71.7%	5.4%

Gross profit	225,940	135,414	107,115	66.9%	26.4%
Operating expenses:
General and administrative	179,510	115,893	104,146	54.9%	11.3%
Advertising and marketing	67,029	46,147	37,664	45.3%	22.5%

Total operating expenses	246,539	162,040	141,810	52.1%	14.3%

Loss from operations	(20,599)	(26,626)	(34,695)	(22.6)%	(23.3)%

Interest expense	(10,923)	(5,421)	(2,595)	101.5%	108.9%
Other income, net	131	679	208	(80.7)%	226.4%

Net loss before income taxes	(31,391)	(31,368)	(37,082)	0.1%	(15.4)%
Provision for income taxes	—	—	—	—%	—%

Net loss	$(31,391)	$(31,368)	$(37,082)	0.1%	(15.4)%

Comparison of the Fiscal Years Ended March 31, 2021 and March 31, 2020

Revenue

	Fiscal Year Ended March 31,
	2021	2020	$ Change	% Change
	( in thousands)
Revenue
Direct to Consumer	$333,970	$204,151	$129,819	63.6%
Commerce	44,634	20,184	24,450	121.1%

Total revenue	$378,604	$224,335	$154,269	68.8%

Percentage of Revenue
Direct to Consumer	88.2%	91.0%
Commerce	11.8%	9.0%

Direct to Consumer revenue increased by $129.8 million, or 63.6%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. The increase in Direct to Consumer revenue was primarily driven by a significant increase in Subscription Shipments, which grew by 4.0 million, or 52.5%. Additionally, ATB revenue increased by $15.2 million during the period, from $2.4 million to $17.5 million for the fiscal years ended March 31, 2020 and 2021, respectively.

Commerce revenue increased by $24.5 million for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. The increase in Commerce revenue was primarily driven by a $15.8 million increase in Retail and $8.6 million increase in BARK Home revenue. The increase in Retail revenue was primarily due to the introduction of our products in new retail chains during fiscal year 2021. The increase in BARK Home was primarily due to the increase in product offerings and increased penetration within the online marketplaces during fiscal year 2021.

Cost of Revenue

	Fiscal Year Ended March 31,
	2021	2020	$ Change	% Change
	( in thousands)
Cost of revenue
Direct to Consumer	$128,044	$79,191	$48,853	61.7%
Commerce	24,620	9,730	14,890	153.0%

Total cost of revenue	$152,664	$88,921	$63,743	71.7%

Cost of Direct to Consumer revenue increased by $48.9 million, or 61.7%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. This increase is consistent with the increase in Direct to Consumer revenue during the period.

Cost of Commerce revenue increased by $14.9 million, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. This increase was primarily driven by costs associated with the growth in the number of goods delivered to new and existing retailer customers.

Gross Profit

	Fiscal Year Ended March 31,
	2021	2020	$ Change	% Change
	( in thousands)
Gross Profit
Direct to Consumer	$205,926	$124,960	$80,966	64.8%
Commerce	$20,014	$10,454	$9,560	91.4%

Total gross profit	$225,940	$135,414	$90,526	66.9%

Percentage of revenue	59.7%	60.4%

Direct to Consumer gross profit increased by $81.0 million for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020.

Commerce gross profit increased by $9.6 million for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020.

Gross profit as a percentage of revenue decreased for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. This decrease was primarily due to increased costs related to inbound freight and royalty fees related to strategic license partnerships entered into during the period to enhance our customers experience by creating timely and relevant toys.

Operating Expenses

General and Administrative Expense

	Fiscal Year Ended March 31,
	2021	2020	$ Change	% Change
	( in thousands)
General and administrative	$179,510	$115,893	$63,617	54.9%
Percentage of revenue	47.4%	51.7%

General and administrative expense increased by $63.6 million, or 54.9%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. This increase was primarily due to an increase of $41.8 million in fulfillment and shipping costs due to the increase in Active Subscriptions in the period, increased compensation expense of $17.0 million, as a result of higher employee headcount, consultant fees and stock-based compensation expense, increased payment processing fees of $2.7 million, increased marketplace sellers fees of $1.7 million, increased other operating expenses of $1.3 million, increased professional and legal expenses of $1.4 million, increased software expenses of $1.3 million and increased depreciation and amortization expense of $1.0 million. These increases were partially offset by a decrease of $3.4 million in sales and use tax, which was driven by a significant adjustment recorded during the fiscal year ended March 31, 2020 related to the U.S. Supreme Court ruling allowing states to enforce a sales and use tax collection obligation on remote vendors. In addition, there were decreases of $0.8 million in travel and entertainment and office expenses due to the travel restrictions and employees working remotely due to the COVID-19 pandemic. We do not expect travel and entertainment and office expenses to remain at these decreased levels.

Advertising and Marketing

	Fiscal Year Ended March 31,
	2021	2020	$ Change	% Change
	( in thousands)
Advertising and marketing	$67,029	$46,147	$20,882	45.3%
Percentage of revenue	17.7%	20.6%

Advertising and marketing expense increased by $20.9 million, or 45.3%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. This increase was due primarily to media advertising spend which increased from $37.9 million for the fiscal year ended March 31, 2020 to $59.8 million for the fiscal year ended March 31, 2021, or $21.9 million. The increase in media spend is due to the increase in New Subscriptions in spite of a decrease in cost per new subscription, or CAC.

Of the $59.8 million of media spend during the fiscal year ended March 31, 2021, $57.1 million related to Direct to Consumer and $2.7 million related to Commerce. Of the $37.9 million of media spend during the fiscal year ended March 31, 2020, $34.8 million related to Direct to Consumer and $3.1 million related to Commerce.

The following table displays the calculation of CAC for the fiscal years ended March 31, 2021 and 2020:

	Fiscal Year Ended March 31,
	2021	2020	Change	% Change
CAC	$47.51	$55.40	$(7.89)	(14.2)%
New Subscriptions (in thousands)	1,200	628	572	91.1%
Direct to Consumer media spend (in thousands)	$57,060	$34,762	$22,298	64.1%

CAC was $47.51 and $55.40 for the fiscal years ended March 31, 2021 and 2020, respectively. During fiscal year 2021, pricing for internet advertising was significantly lower than normal due to the impact of the COVID-19 pandemic. We increased our internet advertising spend during the period to capitalize on these beneficial prices, resulting in the acquisition of new subscriptions at a substantially lower cost.

Interest Expense

	Fiscal Year Ended March 31,
	2021	2020	$ Change	% Change
	( in thousands)
Interest expense	$(10,923)	$(5,421)	$(5,502)	101.5%
Percentage of revenue	(2.9)%	(2.4)%

Interest expense increased by $5.5 million, or 101.5%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. This increase was due primarily to non-cash interest in connection with our convertible promissory notes.

Other Income (Expense), Net

	Fiscal Year Ended March 31,
	2021	2020	$ Change	% Change
	( in thousands)
Other income, net	$131	$679	$(548)	(80.7)%
Percentage of revenue	—%	0.3%

Other income decreased by $0.5 million, or 80.7%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. This decrease in Other income was due to increased expense of $1.0 million related changes in fair value of our derivative liabilities and decreased rental income from our subleases of $0.3 million, offset by $0.8 million of other income related to a settlement agreement payment received during the period.

Comparison of the Fiscal Years Ended March 31, 2020 and March 31, 2019

Revenue

	Fiscal Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Revenue
Direct to Consumer	$204,151	$177,750	$26,401	14.9%
Commerce	20,184	13,691	6,493	47.4%

Total revenue	$224,335	$191,441	$32,894	17.2%

Percentage of Revenue
Direct to Consumer	91.0%	92.8%
Commerce	9.0%	7.2%

Direct to Consumer revenue increased by $26.4 million, or 14.9%, for the fiscal year ended March 31, 2020 compared to the year ended March 31, 2019. The increase in Direct to Consumer revenue was primarily due to an increase in Active Subscriptions, which grew by 0.2 million, or 15.4% during the fiscal year ended March 31, 2020. Additionally, ATB revenue increased by $1.2 million during the period from $1.2 million to $2.4 million for the fiscal year ended March 31, 2019 and 2020, respectively.

Commerce revenue increased by $6.5 million, or 47.4%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. The increase in Commerce revenue was primarily due to a $1.5 million increase in Retail and $5.0 million increase in BARK Home revenue. The increase in BARK Home revenue was primarily due to the increase in product offerings and increased penetration within online marketplaces during fiscal year ended March 31, 2020.

Cost of Revenue

	Fiscal Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Cost of revenue
Direct to Consumer	$79,191	$75,085	$4,106	5.5%
Commerce	9,730	9,241	489	5.3%

Total cost of revenue	$88,921	$84,326	$4,595	5.4%

Cost of Direct to Consumer revenue increased by $4.1 million, or 5.5%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to costs associated with the growth in the number of Active Subscriptions during the period.

Cost of Commerce revenue increased by $0.5 million, or 5.3%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to costs associated with the growth in the number of goods delivered to retailers and online marketplaces.

Gross Profit

	Fiscal Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Gross Profit
Direct to Consumer	$124,960	$102,665	$22,295	21.7%
Commerce	10,454	4,450	6,004	134.9%

Total gross profit	$135,414	$107,115	$28,299	26.4%

Percentage of revenue	60.4%	56.0%

Direct to Consumer gross profit increased by $22.3 million, or 21.7%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019.

Commerce gross profit increased by $6.0 million, or 134.9%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019.

Gross profit as a percentage of revenue improved to 60.4% for the fiscal year ended March 31, 2020 compared to 56.0% for the fiscal year ended March 31, 2019. The improvement in gross margin was due primarily to the increase in ATB revenue of $1.2 million or 92.2%, as well as strategic cost management.

Operating Expenses

General and administrative expense

	Fiscal Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
General and administrative	$115,893	$104,146	$11,747	11.3%
Percentage of revenue	51.7%	54.4%

General and administrative expense increased by $11.7 million, or 11.3%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to an increase of $5.8 million in fulfillment and shipping costs due to the increase in Active Subscriptions, an increase of $3.1 million in other operating expense due to higher sales tax, an increase in professional and legal expense of $1.2 million, increased marketplace sellers fees of $1.2 million, increased payment processing fees of $1.0 million, an increase in office expenses of $1.0 million, an increase of $0.9 million in depreciation and amortization and an increase of $0.2 million related to software expense. These increases were partially offset by a decrease in employment costs of $2.1 million and a decrease of $0.5 million of travel and entertainment expense.

Advertising and Marketing

	Fiscal Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Advertising and marketing	$46,147	$37,664	$8,483	22.5%
Percentage of revenue	20.6%	19.7%

Advertising and marketing expense increased by $8.5 million, or 22.5%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to an increase in media spend, which increased from $31.2 million for the fiscal year ended March 31, 2019 to $37.9 million for the fiscal year ended March 31, 2020, or $6.7 million. The increase in media spend is due to the increase in New Subscriptions in spite of no material change in the cost per new subscription, or CAC.

Of the $37.9 million of media spend during the fiscal year ended March 31, 2020, $34.8 million related to Direct to Consumer and $3.1 million related to Commerce. Of the $31.2 million of media spend during the fiscal year ended March 31, 2019, $30.3 million related to Direct to Consumer and $0.9 million related to Commerce.

The following table displays the calculation of CAC for the fiscal years ended March 31, 2020 and 2019:

	Fiscal Year Ended March 31,
	2020	2019	Change	% Change
CAC	$55.40	$58.16	$(2.76)	(4.7)%
New Subscriptions	628	521	107	20.5%
Direct to Consumer media spend (in thousands)	$34,762	$30,273	$4,489	14.8%

CAC was $55.40 and $58.16 for the fiscal years ended March 31, 2020 and 2019, respectively. CAC remained relatively flat year over year.

Interest Expense

	Fiscal Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Interest expense	$(5,421)	$(2,595)	$(2,826)	108.9%
Percentage of revenue	(2.4)%	(1.4)%

Interest expense increased by $2.8 million, or 108.9%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was due to non-cash interest in connection with our line of credit, term loan and convertible promissory notes.

Other Income (Expense), Net

	Fiscal Year Ended March 31,
	2020	2019	$ Change	% Change
	( in thousands)
Other income, net	$679	$208	$471	226.4%
Percentage of revenue	0.3%	0.1%

Other income, net, increased by $0.5 million, or 226.4%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. This increase was primarily due to an increase in rental income from our subleases.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted EBITDA and Adjusted EBITDA margin, both non-GAAP financial measures, provides investors with additional useful information in evaluating our performance.

We calculate Adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest expense, (2) depreciation and amortization, (3) stock-based compensation expense, (4) change in fair value of warrants and derivatives, (5) sales and use tax expense and (6) one-time transaction costs associated with the financing and merger.

We calculate Adjusted EBITDA margin by dividing Adjusted EBITDA for the period by Revenue for the period.

Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are financial measures that are not required by, or presented in accordance with GAAP. We believe that Adjusted EBITDA and Adjusted EBITDA margin, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA and Adjusted EBITDA margin are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA and Adjusted EBITDA margin are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EBITDA margin include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA margin do not reflect these capital expenditures, (3) the measures do not consider the impact of stock-based compensation expense, which is an ongoing expense for BARK and (4) the measures do not reflect other non-operating expenses, including interest expense. In addition, our use of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA and Adjusted EBITDA margin in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial measures, including our net income (loss) and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Fiscal Year Ended March 31,
	2021	2020	2019
	(in thousands)
Net loss	$(31,391)	$(31,368)	$(37,082)
Interest expense	10,923	5,421	2,595
Depreciation and amortization expense	2,405	1,397	505
Stock-based compensation expense	6,522	1,817	5,096
Change in fair value of warrants and derivatives	931	(96)	(26)
Sales and use tax expense (1)	1,211	5,023	2,962
Transaction costs (2)	1,545	—	—

Adjusted EBITDA	$(7,854)	$(17,806)	$(25,950)

Net loss margin	(8.29)%	(13.98)%	(19.37)%

Adjusted EBITDA margin	(2.07)%	(7.94)%	(13.56)%

(1)

Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax.

(2)	Transactions costs represent non-recurring consulting and advisory costs with respect to the merger agreement entered into with Northern Star Acquisition Corp. on December 16, 2020.

The change in Adjusted EBITDA is the result of an increase in revenue and gross profit for the fiscal year ended March 31, 2021 in both Direct to Consumer and Commerce. In addition, lower than historical CAC as a result of decreased pricing for social media advertising due to the impact of the COVID-19 pandemic led to lower advertising and marketing expense as a percentage of revenue. As BARK grows its new businesses and media rates return to historic levels, the Company does not expect to maintain this low CAC.

Additionally, the adjustments to reconcile net loss to Adjusted EBITDA increased by $10.0 million, from $13.6 million for the fiscal year ended March 31, 2020 to $23.5 million for the fiscal year ended March 31, 2021. This increase was primarily due to interest expense and stock-based compensation expense.

The change in Adjusted EBITDA margin is the result of a decrease in net loss margin for the fiscal year ended March 31, 2021 attributed to increase in revenue and gross profit for the fiscal year ended March 31, 2021, as well as lower than historical CAC and benefits of our operational growth during the period.

Additionally, the adjustments to reconcile net loss margin to Adjusted EBITDA margin remained relatively flat for the fiscal years ended March 31, 2021 and 2020.

Liquidity and Capital Resources

Since inception, we have funded our operations with proceeds from sales of our capital stock and proceeds from borrowings. As of March 31, 2021, we had cash and cash equivalents of approximately $38.3 million. We expect that our cash and cash equivalents, together with cash provided by our operating activities and proceeds from borrowings (as defined below), will be sufficient to fund our operating expenses for at least the next 12 months. We are required to comply with certain financial and non financial covenants related to our borrowing agreements, which we expect to be in compliance with during the next 12 months. Our future capital requirements will depend on many factors, including our pace of new and existing customer growth and our investments in partnerships and unexplored channels. We may be required to seek additional equity or debt financing.

Western Alliance Bank—Line of Credit and Term Loan

In October 2017, we entered into a new loan and security agreement (the “Western Alliance Agreement”) and issued a warrant to purchase preferred stock to Western Alliance Bank (“Western Alliance”), which provides for a secured revolving line of credit (the “Credit Facility”) in an aggregate principal amount of up to $35.0 million with a maturity date of October 12, 2020.

On December 7, 2018, we amended the Western Alliance Agreement, which included the issuance of a warrant to purchase common stock to Western Alliance. The modification to the agreement provided for an additional term loan of $10.0 million at issuance and an incremental seasonal loan of $5.0 million. The seasonal loan matured and was repaid on March 31, 2020.

On July 31, 2020, we amended the Western Alliance Agreement, and extended the expiration of the warrants to July 31, 2030. The modification to the Western Alliance Agreement amended the maturity date of the Credit Facility to August 12, 2021.

On November 27, 2020, we repaid the outstanding $10.0 million principal of the term loan with Western Alliance Bank, as well as $0.2 million of early repayment fees, using proceeds from the issuance of the 2025 Convertible Notes (the “2025 Convertible Notes”). See further discussion of the 2025 Convertible Notes issuance below.

On January 22, 2021, we amended the Western Alliance Agreement to extend the Credit Facility maturity date to May 30, 2022.

The interest rate for borrowings under the Credit Facility, as amended, is equal to (i) the greater of the prime rate that is published in the Money Rates section of The Wall Street Journal from time to time (the “Prime Rate”) and 5.25%, plus (ii) half of one percent (0.50%), per annum. As of March 31, 2021 and 2020 the weighted-average interest rate for the Western Alliance Credit Facility and term loans was 5.75% and 6.09%, respectively.

The Credit Facility has a borrowing base subject to an amount equal to eighty percent (80%) of our trailing three months of subscription revenue. Western Alliance has first perfected security in substantially all of our assets, including our rights to our intellectual property.

Under the terms of this Credit Facility, we are required to comply with certain financial and nonfinancial covenants, including covenants to maintain certain liquidity amounts, as defined in the Western Alliance Agreement, as amended.

Pinnacle—Term Loan

On December 3, 2018, we entered into a term loan agreement (the “Pinnacle Agreement”), which also included a warrant to purchase common stock. Upon execution of the Pinnacle Agreement, we received the first tranche of the term loan, in the aggregate amount of $7.6 million. Additionally, the Pinnacle Agreement provided for two subsequent term loan tranches of $3.8 million each. On May 22, 2019 and June 22, 2019, we requested the subsequent term loan tranches of $3.8 million each.

On November, 27, 2020, we repaid the outstanding $15.3 million principal of the Pinnacle term loan, as well as $2.0 million of early repayment fees, and $0.1 million of accrued interest, using proceeds from the issuance of the 2025 Convertible Notes. See further discussion of the 2025 Convertible Notes issuance below.

Borrowings under the Pinnacle term loan bear interest at the greater of:

1.	the Prime Rate determined on each date 15 days before the applicable Payment Date plus 525 basis points, and

2.	10.5% per annum, based upon a year of 360 days and actual days elapsed, such rate to change each time the Prime Rate changes.

As of March 31, 2020 the weighted-average interest rate for the Pinnacle term loan was 10.50%.

Convertible Promissory Notes

On December 19, 2019, we entered into a note purchase agreement and issued individual convertible promissory notes thereunder, with an option for subsequent closings through May 1, 2020 for up to $10.0 million in aggregate principal. We received gross proceeds of $3.9 million in two December 2019 closings. The notes bear interest at a rate of 7% per year, capitalized quarterly, and payable in kind. The notes have a maturity date of December 19, 2024, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

On March 31, 2020, we entered into a note purchase agreement and issued individual convertible promissory notes thereunder, with an option for subsequent closings through May 1, 2020 for up to $10.0 million in aggregate principal. We received gross proceeds of $1.5 million from the initial closing of the note purchase agreement on March 31, 2020 with employees, founders, and existing investors, representing a related party transaction. The agreement consisted of both Pro Rata Notes and a Super Pro Rata Note. Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the amount of the lender’s consideration, up to the lender’s pro rata amount as set forth in the note purchase agreement. Super Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the lender’s amount of consideration paid in excess of their pro rata amount. The Super Pro Rata Notes bears interest at a rate of 10% per year, capitalized quarterly, and payable in kind, while the Pro Rata Notes bear interest at a rate of 8% per year, capitalized quarterly, and payable in kind. Both the Pro Rata and Super Pro Rata notes have a maturity date of March 30, 2023, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

On May 1, 2020, we received gross proceeds of $1.0 million from the second closing of the March 31, 2020 note purchase agreement with existing investors.

On June 18, 2020, we amended the Pinnacle Agreement, which extended the initial principal repayment period. In consideration of the modification, we issued to Pinnacle convertible promissory notes under the March 31, 2020 note purchase agreement of $0.8 million from the third closing of the March 31, 2020 note purchase agreement.

On December 16, 2020, in connection with the execution of the Merger Agreement, we amended the note purchase agreements associated with the convertible notes issued in 2019 and 2020 to amend the conversion terms of the notes.

Paycheck Protection Program

On April 24, 2020, we received funds of $5.2 million under the Paycheck Protection Program (“PPP”), a part of the CARES Act. The loan is serviced by Western Alliance Bank, and the application for these funds required us to, in good faith, certify that the current economic uncertainty made the loan necessary to support ongoing operations. We plan to use the funds for payroll and related costs. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on our ability to adhere to the forgiveness criteria. The loan bears interest at a rate of 1.00% per annum and matures on April 24, 2022. Under the terms of the PPP, certain amounts may be forgiven if they are used in accordance with the CARES Act.

2025 Convertible Notes

On November 27, 2020, we issued $75.0 million aggregate principal amount of 2025 Convertible Notes to new investors. We received net proceeds of approximately $74.7 million from the sale of the 2025 Convertible Notes, after deducting fees and expenses of approximately $0.3 million.

We used approximately $27.6 million of the net proceeds from the sale of the 2025 Convertible Notes to repay the outstanding term loans with Western Alliance Bank and Pinnacle.

The 2025 Convertible Notes are governed by an indenture, dated as of November 27, 2020, between us and the investor. The 2025 Convertible Notes will bear interest at the annual rate of 5.50%, payable monthly on the first of the month commencing December 1, 2021, compounded annually. The interest rate will increase to 8.00% on November 27, 2021 if certain milestones defined in the indenture have not been met. The 2025 Convertible Notes will mature on December 1, 2025, unless earlier converted, redeemed or repurchased.

Cash Flows

Comparison of the Fiscal Years Ended March 31, 2021, March 31, 2020 and March 31, 2019.

The following table summarizes our cash flows for the fiscal years ended March 31, 2021, 2020 and 2019:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Net cash used in operating activities	$(19,618)	$(19,666)	$(11,719)
Net cash used in investing activities	(4,825)	(4,677)	(2,036)
Net cash provided by financing activities	54,498	22,678	16,395

Net increase (decrease) in cash and restricted cash	$30,055	$(1,665)	$2,640

Cash flows provided by/used in Operating Activities

Net cash flows in operating activities represent the cash receipts and disbursements related to our activities other than investing and financing activities.

Net cash flows used in operating activities is derived by adjusting our net loss for:

•	non-cash operating items such as depreciation and amortization, stock-based compensation and other non-cash income or expenses;

•	changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions.

For the fiscal year ended March 31, 2021, net cash used in operating activities was $19.6 million. The $19.6 million of net cash provided by operating activities consisted of net loss of $31.4 million adjusted for non-cash charges totaling $13.4 million and a net increase of $1.6 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $6.5 million for stock-based compensation, $3.5 million for amortization of deferred financing fees and debt discount, $2.4 million for depreciation and amortization and $0.9 million for changes in fair value of warrant and derivative liabilities. The increase in our net operating assets and liabilities was driven by the changes in accounts payable and accrued expenses of $16.5 million related to increased expenditures to support general business growth, as well as the timing of payments, and other liabilities of $13.3 million, and deferred revenue of $13.9 million, due to growth in our prepaid subscription sales. The increase in our net operating assets and liabilities was partially offset by the change in inventories of $37.8 million, accounts receivable of $5.0 million and prepaid expenses and other current assets of $2.2 million.

For the fiscal year ended March 31, 2020, $19.7 million of net cash used in operating activities consisted of a net loss of $31.4 million adjusted for non-cash charges of $4.7 million and a net increase of $7.0 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $1.8 million for stock-based compensation, $1.4 million for depreciation and amortization and $1.3 million for amortization of deferred financing fees and debt discount. The increase in our net operating assets and liabilities was driven by the changes in accounts payable and accrued expenses of $12.0 million related to increased expenditures to support general business growth, as well as the timing of payments, other liabilities of $10.4 million and deferred revenue of $1.1 million, due to growth in our prepaid subscription sales. The increase in our net operating assets and liabilities was partially offset by the change in inventories for $13.0 million, accounts receivable of $2.4 million and prepaid expenses and other current assets of $1.0 million.

For the fiscal year ended March 31, 2019, $11.7 million of net cash used in operating activities consisted of a net loss of $37.1 million adjusted for non-cash charges totaling $6.3 million and a net change of $19.1 million in our net operating assets and liabilities. The non-cash charges primarily consisted of $5.1 million for stock-based compensation, $0.5 million for depreciation and amortization and $0.5 million for amortization of deferred financing fees and debt discount. The increase in our net operating assets and liabilities was driven by changes in accounts payable and accrued expenses of $18.1 million related to increased expenditures to support general business growth, as well as the timing of payments, other liabilities of $3.1 million and in deferred revenue of $1.1 million, due to growth in our subscription sales. The increase in our net operating assets and liabilities was partially offset by changes in inventories of $2.7 million, accounts receivable of $0.4 million and prepaid expenses and other current assets of $0.2 million.

Cash flows used in Investing Activities

For the fiscal year ended March 31, 2021, net cash used in investing activities was $4.8 million, primarily due to purchases of fixed assets.

For the fiscal year ended March 31, 2020, net cash used in investing activities was $4.7 million, primarily due to purchases of fixed assets.

For the fiscal year ended March 31, 2019, net cash used in investing activities was $2.0 million, primarily due to purchases of fixed assets.

Cash flows provided by Financing Activities

For the fiscal year ended March 31, 2021, net cash provided by financing activities was $54.5 million, primarily due to proceeds of $75.8 million from the issuance of convertible notes and proceeds of $5.2 million from the loan issued under the PPP. The increase in cash provided by financing activities was partially offset by payments of long-term debt of $25.3 million and payments of transaction costs of $1.3 million.

For the fiscal year ended March 31, 2020, net cash provided by financing activities was $22.7 million, primarily due to proceeds from the Western Alliance term loan of $10.0 million, Pinnacle term loan of $7.6 million, and convertible notes issuances of $5.4 million.

For the fiscal year ended March 31, 2019, net cash provided by financing activities was $16.4 million, primarily due to proceeds from the use of our Credit Facility of $9.0 million and the Pinnacle term loan of $7.6 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of March 31, 2021:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
	(in thousands)
Long-term debt obligations (1)	$28,381	$7,104	$16,766	$4,511	$—
Operating lease commitments (2)	27,097	4,113	12,626	6,567	3,791

Total	$55,478	$11,217	$29,392	$11,078	$3,791

(1)	Reflects long-term debt obligations, including interest either payable in kind or payable in cash, for our revolving line of credit and convertible notes.
(2)	Operating lease obligations relate to our office space.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in:

Interest Rate Risk

We had cash and cash equivalents of approximately $38.3 million as of March 31, 2021. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. A hypothetical 10% increase in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

We are primarily exposed to changes in interest rates with respect to our cost of borrowing under existing Credit Facility. We monitor our cost of borrowing under our Credit Facility, taking into account our funding requirements, and our expectations for short-term rates in the future. A hypothetical 10% change in the interest rate on our Credit Facility for all periods presented would not have a material impact on our consolidated financial statements.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

Critical Accounting Policies and Estimates

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and related notes thereto. The future effects of the COVID-19 pandemic on our results of operations, cash flows and financial position are unclear. However, we believe we have used reasonable estimates and assumptions in preparing the unaudited condensed consolidated financial statements. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue Recognition

Our primary source of revenue is from of our toys and treats subscription and sales or good through retailers, third parties or our website. We recognize revenue upon delivery of products and services to our subscriber or customer, as applicable. The recognition of revenue is determined through application of the following five-step model:

•	Identification of the contract(s) with subscribers or customers, as applicable;

•	Identification of the performance obligation(s) in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligation(s) in the contract; and

•	Recognition of revenue when or as the performance obligation(s) are satisfied.

Discounts are considered fixed consideration and represent a fixed reduction to revenue for each performance obligation. The sales returns and chargebacks allowance is considered to be contingent and represents a component of variable consideration. The estimated consideration reflects potential sales returns and chargebacks as a reduction in the transaction price. We have determined that the expected value method will provide the best predictor for a refund liability associated with sales returns and chargebacks. The expected value method estimates variable consideration based on the range of possible outcomes and the probabilities of each outcome and is most appropriate when an entity has a large number of contracts that have similar characteristics. The estimate is recorded in total for sales transactions recorded in the current period and, in effect, represents a reduction in the transaction price at the time of sale.

Our contract liability represents cash collections from its customers prior to delivery of subscription products, which is recorded as deferred revenue on the consolidated balance sheets. Deferred revenue is recognized as revenue upon the delivery of the box or product.

Stock-Based Compensation

We measure and record the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, we record compensation expense when it is deemed probable that the performance condition will be met. We use the Black-Scholes option-pricing model to determine the fair value of stock awards.

We estimate expected forfeitures of stock-based awards at the grant date and recognizes compensation cost only for those awards expected to vest. We estimate future forfeitures at the date of grant based on historical experience and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For stock-based awards issued to non-employees, including consultants, we record expense related to stock options based on the fair value of the options calculated using the Black-Scholes option-pricing model over the service performance period. The fair value of options granted to non-employees is remeasured over the vesting period and recognized as an expense over the period the services are rendered.

Derivative Assets and Liabilities

Our term loan and convertible note agreements contain features determined to be embedded derivatives from its host. Embedded derivatives are separated from the host contract and carried at fair value when the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and a separate, standalone instrument with the same terms would qualify as a derivative instrument. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized on the statement of operations and comprehensive loss.

The Company’s valuation of embedded derivative liabilities have historically been measured using an income approach based on a discounted cash flow model, as well as a probability-weighted expected return method (“PWERM”). The Company uses various key assumptions, such as estimation of the timing and probability of expected future events, and selection of discount rates applied to future cash flows using a yield curve equivalent to the Company’s credit risk.

Common Stock Valuations

We have historically granted stock options at exercise prices equal to the fair value as determined by our Board of Directors (the “Board”) on the date of grant. In the absence of a public trading market, our Board of Directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each stock option grant, including:

•	relevant precedent transactions involving our capital stock;

•	the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	recent secondary stock sales and tender offers;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

In addition, our Board of Directors considered the independent valuations completed by a third-party valuation consultant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Recent Accounting Pronouncements

See the sections titled “Summary of Significant Accounting Policies—Recently adopted accounting pronouncements” and “—Recently issued accounting pronouncements not yet adopted” in Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional details.

JOBS Act Accounting Election

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.